EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement (Form S-8) pertaining to the AMEC Savings Related Share Option Scheme 2005, AMEC Restricted Share Plan, AMEC Performance Share Plan of AMEC plc of our reports dated April 28, 2014, with respect to the consolidated financial statements of AMEC plc, and the effectiveness of internal control over financial reporting, included in Amendment No. 1 to the Registration Statement (Form F-4 No. 333-199116) and related Prospectus dated November 4, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

London, England
November 13, 2014